Exhibit 99.1

FIRST AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

WHEREAS, Nabors Industries Ltd. and Nabors Industries, Inc. (collectively, “the Company”) and Anthony G. Petrello (“Executive”), entered into an Executive Employment Agreement (the “Agreement”) effective as of January 1, 2013; and

WHEREAS, in consideration of the current economic conditions and in lieu of other cost reductions, Executive and the Company desire to decrease temporarily the compensation payable to Executive under the Agreement;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree to amend the Agreement as follows, effective January 1, 2015:

1.                  Section 3.1(a) of the Agreement is amended by adding after the first sentence: “However, on an interim basis commencing January 1, 2015 and ending on June 30, 2015, the amount of base salary due and payable for purposes of biweekly payroll administration only shall be based on an annual salary of One Million Five Hundred Thirty Thousand Dollars ($1,530,000).  For all other purposes under this Agreement, the term “Base Salary” or “base salary” shall be construed in accordance with the first sentence of this Section 3.1(a) as if the preceding sentence’s modification had not occurred.”

2.                  As amended by paragraph 1 above, the Agreement remains in full force and effect.  This Agreement may be executed in two or more counterparts each of which shall be deemed an original but which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this amendment on the 19th day of December, 2014.

COMPANY:

Nabors Industries Ltd.

By:	/s/ Mark Andrews
Corporate Secretary

Nabors Industries, Inc.

By:	/s/ Laura Doerre
Corporate Secretary

EXECUTIVE:

/s/ Anthony G. Petrello
Anthony G. Petrello